Exhibit 4.5

THIS CONVERTIBLE DEBENTURE REPLACES AND SUPERSEDES A PRIOR SENIOR CONVERTIBLE DEBENTURE DATED_IN THE ORIGINAL FACE AMOUNT OF $1,000,000 FROM M2 EQUITY PARTNERS TO DRIVEN DELIVERIES, INC.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.

No.

US$ 2,635,000.00

DRIVEN DELIVERIES, INC.

SENIOR CONVERTIBLE DEBENTURE

JANUARY 31, 2020

FOR VALUE RECEIVED, Driven Deliveries, Inc. (the “Company”) promises to pay to M2 Equity Partners, or any other registered holder(s) hereof and his or their authorized successors and permitted assigns (“Holder”), the aggregate principal face amount of US$2,635,000.00 on or before February 14, 2021 (“Maturity Date”), together with interest thereon at ten percent (10%) per annum. Interest shall accrue on a daily basis from the time funds are deposited with the Company. Interest payments will commence on March 31, 2020 and be paid monthly (in arrears on the last day of each calendar month during the term of this Debenture). All interest payments due prior to the company receiving the full $2,635,000 before February 14, 2020 will be divided by 12 and added to the monthly interest payments. All interest payments shall be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (“Debenture Register”); provided, however, that the Company’s obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms hereof and duly entered in the Debenture Register. The principal amount of this Debenture is payable at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time. The Holder’s address initially provided to the Company is as set forth in Section 26(b) below. Subject to the provisions of Section 19, below, the Company will pay the outstanding principal due upon this Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture by check if paid more than 10 days prior to the Maturity Date or by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Debenture to the extent of the sum represented by such check or wire transfer. In the event that the Company fails to achieve revenue or operating income in the Company’s 1st calendar quarter of 2020 relative to the budget to be delivered pursuant to Section 18, below, the principal amount of the Debenture shall be increased to ten (10) percent effective as of the end of such 4th quarter.

Advancement of Funding.

The funding of this Debenture shall be as follows:

a)	$333,333 shall be advanced by the Holder via wire transfer to the Company’s account within two (2) days of the execution of this Debenture;

b)	$333,333 shall be advanced by the Holder on or before September 30, 2019;

c)	$333,333 shall be advanced by the Holder on or before October 30, 2019.

d)	$1,097,000 shall be advanced by the Holder on or before January 17, 2020.

e)	$538,000 shall be advanced by the Holder on or before February 14, 2020

Should the Holder fail to make any advancement of funding at the time required therefor, interest on the amount of such advancement shall be reduced for the first month the advancement is made from ten (10) percent to five (5) percent for that month only

This Debenture is subject to the following additional provisions:

1. Issuance. The Debenture may be exchanged for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith. The Company shall be entitled to withhold from all payments any amounts required to be withheld under the applicable laws.

2. Loss, Theft, Destruction of Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid principal amount dated as of the date hereof (which shall accrue interest from the most recent interest payment date on which an interest payment was made in full).

3. Transfer. This Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company’s Debenture Register as the Holder hereof for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Debenture, electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Debenture, are also required to give the Company written confirmation that the Debenture is being converted (“Notice of Conversion”) in the form annexed hereto as Exhibit I. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4. Conversion.

(a) Optional Conversion. At any date after issuance, the Holder shall be entitled, at its option, to convert all or any amount of the principal face amount of this Debenture, together with accrued interest thereon, then outstanding (“Conversion Amount”) into equity of the Company at a valuation equal to a price of $0.50 per each share of Common Stock. Such conversion shall be effectuated, by the Company recording the Conversion Equity on the books of the Company within 10 days of receipt by the Company of the Notice of Conversion. Once the Holder has received such Conversion Equity, the Holder shall surrender the Debenture (or portion thereof) to be converted to the Company, executed by the Holder of this Debenture evidencing such Holder’s intention to convert this Debenture or a specified portion hereof, and accompanied by proper assignment hereof in blank. If the Company shall fail to record the Conversion Equity in the Holder’s name within such 10 day period, the Conversion Amount shall be automatically increased by ten percent (10%), and shall be increased an additional five percent (5%) for each additional 10 day period (or portion thereof) thereafter to a maximum aggregate increase of twenty-five (25%). In the event of a partial conversion of the Debenture, the Company will immediately issue a replacement Debenture covering the unconverted portion.

(b) Automatic Conversion. The Conversion Amount shall be automatically converted into Conversion Equity upon the occurrence of any of the following events:

(i) The closing of a Qualified Sale in accordance with the terms of this section. For these purposes, “Qualified Sale” means (1) the sale of all or substantially all of the assets of the Company or the outstanding shares of the Company for cash or securities having a pro-forma pro-rata value attributable to the Holder’s interest of at least 125% of the Conversion Amount, but excluding any such transaction in which the consideration received by the Company or its members includes securities of the purchaser and such purchaser is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(ii) An public offering of the Company’s equity with gross proceeds of at least $5,000,000.

To the fullest extent permitted by law, the Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under the Bankruptcy Code. In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of the Holder’s conversion privilege. The Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of the conversion of this Debenture. The Company agrees, without cost or expense to the Holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. § 362.

5. Priority; Security. The obligation evidenced by this Debenture shall be a senior obligation of the Company, other than obligations specifically designated otherwise by the Company. This obligation is secured by all assets of the Company as described in the Security Agreement executed concurrently herewith.

6. Anti-dilution Adjustments. The amount of Conversion Equity shall be subject to adjustment as follows:

(a) In case the Company shall (i) pay a dividend or make a distribution to its members in additional equity or other securities or (ii) issue, by reclassification of its equity, any other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing entity), the Conversion Equity issuable upon conversion of this Debenture immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and amount of Conversion Equity, and other securities of the Company which such Holder would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the Debenture been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subsection 6(a) shall become effective immediately after the effective date of such event.

(b) In case the Company shall issue rights, options, warrants or convertible securities to its members, for no consideration, containing the right to subscribe for or purchase equity, the Conversion Equity Shares thereafter issuable upon the conversion of this Debenture shall be determined by multiplying the amount of Conversion Equity theretofore issuable upon conversion of this Debenture by a fraction, of which the numerator shall be the aggregate amount of Company member investment immediately prior to the issuance of such rights, options, warrants or convertible securities plus the additional member equity offered for subscription or purchase, and of which the denominator shall be the aggregate amount of Company member investment immediately prior to the issuance of such rights, options, warrants or convertible securities. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective immediately upon issuance of such rights, options, warrants or convertible securities. In the event of such adjustment, corresponding adjustments shall be made to amount of Conversion Equity.

(c) In case the Company shall distribute to its members evidences of its indebtedness or assets (excluding cash dividends or distributions out of current earnings made in the ordinary course of business consistent with past practices), then in each case the number of Conversion Equity thereafter issuable upon the conversion of this Debenture shall be determined by multiplying the amount of Conversion Equity theretofore issuable upon conversion of this Debenture by a fraction, of which the numerator shall be the then Market Price (as defined below) on the date of such distribution, and of which the denominator shall be such Market Price on such date minus the then fair value (determined as provided in subsection 6(f) below) of the portion of the assets or evidences of indebtedness so distributed applicable to the Conversion Equity. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution. In the event of any such adjustment, the amount of Conversion Equity shall also be adjusted and shall be that number determined by multiplying the Conversion Equity issuable upon exercise before the adjustment by a fraction, the numerator of which shall be the amount of Conversion Equity in effect immediately before the adjustment and the denominator of which shall be the amount of Conversion Equity as so adjusted.

(d) Whenever the amount of Conversion Equity issuable upon the conversion of this Debenture is adjusted as provided in this Section 6, the amount of Conversion Equity shall be adjusted by multiplying such amount of Conversion Equity immediately prior to such adjustment by a fraction, the numerator of which shall be the amount of Conversion Equity issuable upon the conversion of this Debenture immediately prior to such adjustment, and the denominator of which shall be the amount of Conversion Equity issuable immediately thereafter.

(e) For the purpose of this Section 6, the term “equity” shall mean (i) the aggregate shares of the Company at the time of conversion, on a fully diluted basis. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, a Debenture holder shall be entitled to convert such Debenture into any securities of the Company other than such shares, (i) if the Debenture holder’s right to convert is on any other basis than that available to all holders of the Company’s equity, the Company shall obtain an opinion of a reputable investment banking firm valuing such other securities and (ii) thereafter the number of such other securities so purchasable upon conversion of a Debenture and the equivalent value of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section 6.

(f) Upon the expiration of any rights, options, warrants or conversion privileges, if such shall not have been exercised, the amount of Conversion Equity issuable upon conversion of the Debenture, to the extent the Debenture has not then been converted, shall, upon such expiration, be readjusted and shall thereafter be such number and such value as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the fact that the only equity issued in respect of such rights, options, warrants or conversion privileges was the equity, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion privileges, and (B) the fact that such equity, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing aggregate Conversion Equity issuable upon conversion of the Debenture or increasing the basis for calculation of such aggregate Conversion Equity by an amount in excess of the amount of the adjustment made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

(g) Upon any adjustment of the amount of Conversion Equity issuable upon conversion of the Debenture, then and in each such case, the Company shall give written notice thereof, by firstclass mail, postage prepaid, addressed to the Holder as shown on the books of the Company, which notice shall state the aggregate amount of such Conversion Equity resulting from such adjustment and the increase or decrease, if any, in the aggregate amount of Conversion Equity issuable upon the conversion of the Debenture, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

7. Merger, Reorganization or Consolidation. In any case in which a transaction would result in a complete liquidation of the Company or a merger, reorganization, or consolidation of the Company with any other unrelated corporation or other entity in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another unrelated corporation or other entity (all such transactions being referred to herein as a “Reorganization”), the surviving corporation or other entity shall be required to assume the Debenture or to issue a substitute Debenture in place thereof which substitute Debenture shall provide for terms at least as favorable to the Holder as contained in this Debenture and shall provide the Holder the right to acquire the kind and amount of common stock and other securities and property which the Holder would have owned or been entitled to receive had the Debenture been converted immediately prior to such Reorganization.

8. No Impairment. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Debenture at the time, place, and rate, and in the form, herein prescribed.

9. Waiver of Demand/Presentment. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

10. Cost and Fees. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees, which may be incurred by the Holder in collecting any amount due under this Debenture. The Company also agrees to assist Holder with breaking out stock certificates to each investor inside the Holder’s note and, within 10 days of written intent by Holder, to prepare a Board Resolution to be sent to the Transfer Agent to expeditiously save costs and time for the breakout of shares to each respective investor inside this convertible debenture note. If legal opinions are required by Holder, the Company agrees to incur all costs associated with such request by Holder.

11. Events of Default. If one or more of the following described “Events of Default” shall occur and continue without cure for 30 days, unless a different time frame is noted below:

(a) The Company shall default in the payment of principal or interest on this Debenture, and shall continue for a period of five (5) days; or

(b) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after notice from the Holder of such failure; or

(c) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(d) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(e) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(f) Any money judgment, writ or warrant of attachment, or similar process, in excess of Five Hundred Thousand ($500,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(g) Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Company; or

(h) The Company shall. Cease to be a “voluntary reporting company” pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(i) The Company shall not record the Holder’s Conversion Equity pursuant to paragraph 4 herein within 30 days of receipt of Notice of Conversion; or

(j) any of the representations or warranties made by the Company herein or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture shall be false or misleading in a material respect on the Closing Date.

then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall continue to accrue on all amounts outstanding under this Debenture at the rate of 10% per annum, until such Event of Default is cured or the principal and all accrued interest under this Debenture is paid in full.

12. Non-Recourse Obligation. No recourse shall be had for the payment of the principal or interest of this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any member, manager, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Debenture is subject to the following additional Conditions and Requirements:

13. Warrants to be Issued to the Holder. The Company shall issue to the Holder Warrants to purchase 4,500,000 shares of Company Common Stock, fully vested with cashless exercise features, exercisable at a stock price of $0.05 per share for a period of three (3) years.

14. Board Seat. Effective the date of the first funding of this Debenture, Holder shall be appointed to one member of the Company’s Board of Directors for the duration of this debenture.

15. Additional Board Member. Effective the date of first funding, the Company shall appoint Chad Lindbloom or a person of his equivalent skills and standing to serve as a member of the Company’s Board of Director and Chairman of the Audit Committee of the Board.

16. James Salary Adjustment. The Company and Jerrin James shall agree to a reduction of Mr. James’ salary by $175,000 to $150,000 to be in line with the other officers of the Company.

17. Budget. Company management shall present an operating and capital budget to the Company’s Board of Directors for its approval not later than September 13, 2020.

18. Company Operating Targets. Should the Company fail to achieve any of its specified operating Targets by more than five (5) percent in any specified period, the Company shall, in addition to payment of accrued interest, repay to Holder within ten (10) days thereof, ten (10) percent of the then-outstanding outstanding principal amount of the Debenture.

20. Employment of a Controller. Prior to the funding of the second $333,333 tranche, the Company shall have extended an accepted employment offer to an acceptable Controller candidate for the Company.

21. Cash Bonuses. The Company shall pay no cash bonuses to any management, employees or others so long as any amounts are outstanding on this Debenture or the Debenture is converted to Company equity.

22. M2 Consulting Agreement. M2 shall extend its consulting agreement with the Company through March 30, 2020, and in connection therewith, shall assist the Company with fundraising and assist the Company’s CEO with the planning and execution of a Q4 institutional road show.

This Debenture is subject to the following general provisions:

23. Severability. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

24. Entire Agreement. This Debenture and any agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

25. Governing Law. This Debenture shall be governed by and construed in accordance with the laws of Minnesota applicable to contracts made and wholly to be performed within the State of Minnesota and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Minnesota. At Holder’s election, any dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in Minneapolis, Minnesota and pursuant to its rules. Upon demand made by the Holder to the Company, the Company agrees to submit to and participate in such arbitration. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

26. Miscellaneous.

(a) Notice of Certain Events. In the case of the occurrence of a Reorganization described in Section 7 of this Debenture, the Company shall cause to be mailed to the Holder of this Debenture at its last address as it appears in the Company’s security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days’ notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice thereof, including, if applicable, a statement of the date on which such Reorganization is expected to become effective, and the date as of which it is expected that holders of record of the shares will be entitled to exchange their shares for securities, cash or other property deliverable upon such Reorganization.

(b) Transmittal of Notices. Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

(1) If to the Holders, to:

M2 Equity Partners

2900 Thomas Ave. S, #2230

Minneapolis, MN 55416

(2) If to the Company, to:

Driven Deliveries, Inc.

5710 Kearny Villa Road, Ste 205

San Diego, CA 92123

With a copy to:

Robert Diener

Law Offices of Robert Diener

41 Ulua Place

Haiku, HI 96708

Phone (808) 573-6163

Fax 310-362-8887

Each of the Holder or the Company may change the foregoing address by notice given pursuant to this Section 26(b).

(c) Attorneys’ Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Debenture, or any judgment based on this Debenture, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The "prevailing party" means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: 2/3/2020

DRIVEN DELIVERIES, INC.

By:	/s/ Christian Schenk
Name:	Christian Schenk
Title:	Ceo

By:	/s/ Brian Hayek
Name:	Brian Hayek
Title:	President

ACKNOWLEDGED AND AGREED:

M2 EQUITY PARTNERS

By:	/s/ Matt Savage
Name:	Matt Savage
Title:	Managing Member

By:	/s/ Matt Atkinson
Name:	Matt Atkinson
Title:	Managing Member

EXHIBIT I

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $                 of the above Debenture No.        into common shares of Driven Deliveries, Inc. according to the conditions set forth in such Debenture, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion

Applicable Conversion Equity Amount

Signature

[Print Name of Holder and Title of Signer]

Address:

SSN or EIN:

Shares are to be registered in the following name:

Name:

Address:

Tel:

Fax:

SSN or EIN:

Shares are to be sent or delivered to the following account:

Account Name:

Address: